Exhibit d(13)

EXPENSE LIMITATION AGREEMENT

This Expense Limitation Agreement is hereby entered into as of June 15, 2005, as amended as of September 9, 2014, between Cramer Rosenthal McGlynn, LLC (“CRM”) and CRM Mutual Fund Trust (the “Trust”), on behalf of the portfolios listed on Exhibit A attached hereto (the “Funds”)

For and in consideration of the mutual terms and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Trust and CRM agree as follows:

The Trust and CRM agree until the date set forth on the attached Exhibit A that CRM will waive its fees or reimburse expenses to the extent that the expenses (excluding taxes, extraordinary expenses, brokerage commissions, interest and acquired fund fees and expenses) of a class of a Fund exceed the rate set forth on Exhibit A of the average daily net assets allocable to such class. The Trust, by vote of a majority of the Trustees who are not “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended) may remove or amend the expense limitations prior to the date set forth on Exhibit A. CRM will not have any right to reimbursement of any amount so waived or reimbursed.

The Trust and CRM agree to review the then-current expense limitations for each class of each Fund on a date prior to the termination date listed on Exhibit A to determine whether such limitations should be amended, continued or terminated. Unless (i) the Trust, by vote of its Board of Trustees, or CRM terminates the limitations, or (ii) the Trust and CRM are unable to reach an agreement on the amount of the limitations to which the Trust and CRM agree to be bound, the limitations will continue for additional one-year terms at the rate to which the Trust and CRM mutually agree. Exhibit A will be amended to reflect that rate and the new date through which the Trust and CRM agree to be bound.

Exhibit d(13)

IN WITNESS WHEREOF, the Trust and CRM have caused this Expense Limitation Agreement to be signed as of the 9th day of September, 2014.

CRM Mutual Fund Trust, on behalf of each Fund listed on Exhibit A attached hereto

By:	/s/ Ronald H. McGlynn
Name: Ronald H. McGlynn
Title: Chief Executive Officer

CRAMER ROSENTHAL MCGLYNN, LLC

By:	/s/ Carlos Leal
Name: Carlos Leal
Title: Chief Financial Officer

Exhibit d(13)

EXHIBIT A

DATED AS OF SEPTEMBER 9, 2014

TO

EXPENSE LIMITATION AGREEMENT

Fund	Class	Expense Cap	Termination Date
CRM Small Cap Value Fund	Institutional	1.25%	November 1, 2015
	Investor	1.50%	November 1, 2015
CRM Mid Cap Value Fund	Institutional	1.25%	November 1, 2015
	Investor	1.50%	November 1, 2015
CRM Small/Mid Cap Value Fund	Institutional	1.25%	November 1, 2015
	Investor	1.50%	November 1, 2015
CRM Large Cap Opportunity Fund	Institutional	0.90%	November 1, 2015
	Investor	1.15%	November 1, 2015
CRM All Cap Value Fund	Institutional	1.25%	November 1, 2015
	Investor	1.50%	November 1, 2015
CRM Global Opportunity Fund	Institutional	1.25%	November 1, 2015
	Investor	1.50%	November 1, 2015
CRM International Opportunity Fund	Institutional	1.25%	November 1, 2015
	Investor	1.50%	November 1, 2015